EXPEDITED REVIEW REQUESTED UNDER 17 CFR 270.0-5(d) File No. 812-15526[ ] UNITED STATES OF AMERICA BEFORE THE As filed with the Securities and Exchange Commission on [ ] U.S. Securities and Exchange Commission Washington, D.C. 20549 In the Matter of BONDBLOXX ETF TRUST AND BONDBLOXX INVESTMENT MANAGEMENT CORPORATION 700 Larkspur Landing Circle, Suite 250 Larkspur, CA 94939 SECOND AMENDED APPLICATION FOR AN ORDER OF EXEMPTION PURSUANT TO SECTION 6(c) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “1940 ACT”), FROM: (1) CERTAIN PROVISIONS OF SECTION 15(a) OF THE 1940 ACT AND (2) CERTAIN DISCLOSURE REQUIREMENTS UNDER VARIOUS RULES AND FORMS In the Matter of MANAGED PORTFOLIO SERIES c/o U.S. Bank Global Fund Services 615 East Michigan Street, 2nd Floor Milwaukee, WI 53202 and TREMBLANT ADVISORS LP 360 S Rosemary Ave Suite 1450 West Palm Beach, FL 33401 Please direct all communications regarding this Application to: Edward Baer Ropes & Grey LLP Three Embarcadero Center San Francisco, CA 94111 Edward.Baer@ropesgray.com John Hadermayer, Secretary Managed Portfolio Series 615 East Michigan Street Milwaukee, Wisconsin 53202 with a copy to: Joanna Gallegos

BondBloxx Investment Management Corporation 700 Larkspur Landing Circle, Suite 250 Larkspur, CA 94939 info@BondBloxxETF.com Michael O'Hare Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, Pennsylvania 19103 Brett Barakett Tremblant Advisors LP 360 S Rosemary Ave Suite 1450 West Palm Beach, FL 33401 Page 1 of 82 sequentially numbered pages This Application (including Exhibits) contains [ ] pages. As filed with the Securities and Exchange Commission on January 26, 2024

UNITED STATES OF AMERICA BEFORE THE SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 In the Matter of BONDBLOXX ETF TRUST AND BONDBLOXX INVESTMENT MANAGEMENT CORPORATION File No. 812-15526 SECOND AMENDED APPLICATION FOR AN ORDER OF EXEMPTION PURSUANT TO SECTION 6(c) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “1940 ACT”), FROM: (1) CERTAIN PROVISIONS OF SECTION 15(a) OF THE 1940 ACT AND (2) CERTAIN DISCLOSURE REQUIREMENTS UNDER VARIOUS RULES AND FORMS In the Matter of Managed Portfolio Series 615 East Michigan Street Milwaukee, WI 53202 and Tremblant Advisors LP 360 S Rosemary Ave Suite 1450 West Palm Beach, FL 33401 Investment Company Act of 1940 File No. [ ] APPLICATION FOR AN ORDER OF EXEMPTION PURSUANT TO SECTION 6(c) OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “1940 ACT”), FROM CERTAIN PROVISIONS OF SECTION 15(a) OF THE 1940 ACT AND FROM CERTAIN DISCLOSURE REQUIREMENTS UNDER VARIOUS RULES AND FORMS

I. ~~INTRODUCTION~~ Introduction

~~BondBloxx ETF Trust~~Managed Portfolio Series ~~–~~(the "**Trust**"), a registered open-end management investment company that offers one or more series of shares, on its own behalf, and on behalf of each series, and ~~BondBloxx Investment Management Corporation~~Tremblant Advisors LP (the "**Initial Adviser**" or the "**Adviser**" and together with the Trust, the "**Applicants**"),[1], the investment adviser to ~~BondBloxx IR+M Tax-Aware Short Duration ETF~~ the Tremblant Global ETF ~~(the~~ and potential future Trust series (each a "**Fund**~~"),~~[2]" and collectively the "**Funds**"), hereby submit this ~~second amended~~ application (the "**Application**") to the Securities and Exchange Commission (the "**Commission**") for an order of exemption pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the "1940 Act").

Applicants request an order exempting them from Section 15(a) of the 1940 Act to permit the Adviser, subject to the approval of the board of trustees of the Trust (the "**Board**" or "**Trustees**"),[2][3] including a majority of those who are not "interested persons" of the Trust or the Adviser, as defined in Section 2(a)(19) of the 1940 Act (the "**Independent Trustees**"), to take certain actions without obtaining shareholder approval as follows: (i) select investment sub-advisers (each a "Sub-~~A~~adviser" and collectively, the "Sub-~~A~~advisers") for all or a portion of the assets of the Funds pursuant to an investment sub-advisory agreement with each Sub-~~A~~adviser (each a "Sub-~~A~~advisory **Agreement**" and collectively, the "Sub-~~A~~advisory **Agreements**"); and (ii) materially amend Sub-~~A~~advisory Agreements with the Sub-~~A~~advisers. ~~As used herein, a "Sub-Adviser" for a Fund is any investment adviser that enters into a Sub-Advisory Agreement with respect to a Fund.~~

[1] The term "Adviser" means (i) the Initial Adviser, (ii) its successors, and (iii) any entity controlling, controlled by, or under common control with, the Initial Adviser or its successors that serves as the primary adviser to a Sub-~~A~~advised Fund (as defined below). For the purposes of the requested order, "successor" is limited to an entity that results from a reorganization into another jurisdiction or a change in the type of business organization.

~~[1] A registration statement relating to BondBloxx IR+M Tax-Aware Short Duration ETF was filed on November 16, 2023 and is not yet effective.~~

[2] The term "Board" also includes the board of trustees or directors of a future Sub-~~A~~advised Fund (as defined below), if different from the board of trustees of the Trust.

~~1~~

As used herein, a “Subadviser” for a Fund is any investment adviser that enters into a Subadvisory Agreement with respect to a Fund. Applicants also apply for an order of the Commission under Section 6(c) of the 1940 Act exempting a Sub- Advised Fundthe Funds from certain disclosure obligations under the following rules and forms: (i) Item 19(a)(3) of Form N- 1A; (ii) Items 22(c)(1)(ii), 22(c)(1)(iii), 22(c)(8), and 22(c)(9) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (iii) Sections 6-07(2) (a), (b), and (c) of Regulation S-X under the Securities Act of 1933, as amended (the “Securities Act”). Similar to the order the Commission recently granted to Carillon Series Trust, et al.,4 .3, in addition to Wholly-Owned and Non-Affiliated Sub-Aadvisers (both as defined below), the relief described in this Application would extend to any Sub-Aadviser that is an “affiliated person” (as such term is defined in Section 2(a)(3) of the 1940 Act) of thea Fund or the Adviser for reasons other than serving as investment sub-adviser to one or more Funds (an “Affiliated Sub-Aadviser”).45 Applicants request that the relief sought herein apply to Applicants, as well as to any existing or future registered open-end management investment company or series thereof that intends to rely on the requested order in the future and (i) is advised by the Adviser; (ii) uses the multi-manager structure described in this Application; and (iii) complies with the terms and conditions set forth herein (each, together with any Fund that will use the multi-manager structure described in this Application, a “Sub-Aadvised Fund,” and collectively, the “Sub-Aadvised Funds”).56 3 The Commission issued an order granting the expanded relief requested by the Application. Carillon Series Trust, et al., Investment Company Act Release No. 33464 (May 2, 2019) (Notice) and No. 33494 (May 29, 2019) (Order) (the “Carillon Order”). See also Roundhill ETF Trust and Roundhill Financial Inc., Investment Company Act Release No. 35120 (January 30, 2024) (Notice) and No. 35147 (February 27, 2024 ) (Order) (the “Roundhill Order”). See also BondBloxx ETF Trust, Investment Company Act Release No. 35119 (January 30, 2024) (Notice) and No. 35146 (February 27, 2024 ) (Order) (the “BondBloxx Order”). See also Total Fund Solution and Cromwell Investment Advisors, LLC, Investment Company Act Rel. No. 34901 (April 26, 2023) (Notice) and No. 34921 (May 23, 2023) (Order) (the “Total Fund Order”). See also Two Roads Shared Trust and Hypatia Capital Management LLC, Investment Company Act Rel. No. 34892 (April 20, 2023) (Notice) and No. 34918 (May 16, 2023) (Order) (the “Two Roads Order”). See also Investment Managers Series Trust II and Embassy Asset Management, LP, Investment Company Act Rel. No. 34886 (April 14, 2023) (Notice) and No. 34913 (May 10, 2023) (Order) (the “Investment Managers Series Order”). See also Touchstone Strategic Trust, et al., Investment Company Act Rel.Release No. 34790 (December 22, 2022) (Notice) and No. 34809 (January 18, 2023) (Order) (the “"Touchstone Order”)."). See also Advisors Series Trust and Semper Capital Management, L.P., Investment Company Act Rel.Release No. 34500 (February 9, 2022) (Notice) and No. 34528 (March 8, 2022) (Order) (the “Semper Capital Management Order”). See also Investment Managers Series Trust and Hamilton Lane Advisors, L.L.C., Investment Company Act Rel. No. 34370 (September 1, 2021) (Notice) and No. 34385 (September 27, 2021) (Order) (the “Hamilton Lane Order”). See also Uncommon Investment Funds Trust and Uncommon Investment Advisors LLC, Investment Company Act Rel. No. 34331 (July 15, 2021) (Notice) and No. 34354 (August 11, 2021) (Order) (the “Uncommon Investment Funds Order”).Order”). See also New Age Alpha Trust and New Age Alpha Advisors, LLC, Investment Company Act Rel. No. 34322 (July 6, 2021) (Notice) and No. 34348 (August 3, 2021) (Order) (the "New Age Alpha Trust Order"). See also Listed Funds Trust, et al., Investment Company Act Rel. No. 34293 (June 2, 2021) (Notice) and No. 34321 (June 29, 2021) (Order) (“LFT Order”). See also Azzad Funds, et al., Investment Company Act Rel. No. 34241 (April 5, 2021) and No. 34261 (April 30, 2021) ("Azzad Order"). See also ETF Series Solutions and Distillate Capital Partners LLC, Investment Company Act Release No. 34169 (January 11, 2021) (Notice) and No. 34190 (February 8, 2021) (Order) (the “Distillate Capital Order”); Esoterica Thematic Trust and Esoterica Capital LLC, Investment Company Act Release No. 34161 (January 4, 2021) (Notice) and No. 34185 (February 1, 2021) (Order) (the “Esoterica Order”); ETF Series Solutions and Clearshares LLC, Investment Company Act Release No. 34144 (December 21, 2020) (Notice) and No. 34174 (January 19, 2021) (Order) (the “Clearshares Order”); OSI ETF Trust, et. al., Investment Company Act Release No. 33678 (October 29, 2019) (Notice) and No. 33705 (November 26, 2019) (Order) (the “OSI ETF Order”); and Investment Managers Series Trust II, et. al., Investment Company Act Release No. 34075 (October 27, 2020) (Notice) and No. 34104 (November 23, 2020) (Order) (the “Investment Managers Order”). 4 Section 2(a)(3) of the 1940 Act defines “affiliated person” as follows: “Affiliated person” of another person means (A) any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities of such other person; (B) any person 5 per centum or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such other person; (C) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (D) any officer, director, partner, co-partner, or employee of such other person; (E) if such other person is an investment company, any investment adviser thereof or any member of an advisory board thereof; and (F) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof. 56 All registered open-end investment companies that currently intend to rely on the requested order are named as Applicants. The Funds that currently are, or that currently intends to be, a Sub-Aadvised Fund are identified in this Application. Any entity that relies on the requested order will do so only in accordance with the terms and conditions contained in this Application.

Applicants are seeking this exemption primarily to enhance the ability of the Adviser and the Board to obtain for a Sub-~~-A~~advised Fund the services of one or more Sub-~~A~~advisers believed by the Adviser and the Board to be particularly well suited for all or a portion of the assets of the Sub-~~A~~advised Fund, and to make material amendments to Sub-~~A~~advisory Agreements believed by the Adviser and the Board to be appropriate, without the delay and expense of convening special meetings of shareholders to approve the Sub-~~-A~~advisory Agreements. Under this structure, the Adviser, in its capacity as investment adviser, would evaluate, allocate assets to and oversee the Sub-~~A~~advisers, and make recommendations about their hiring, termination and replacement to the Board, at all times subject to the authority of the Board. This structure is commonly referred to as a "multi-manager" structure. In addition, Applicants are seeking relief from certain disclosure requirements concerning fees paid to Sub-~~A~~advisers.

For the reasons discussed below, Applicants believe that the requested relief is appropriate, in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act. Applicants believe that ~~a~~the Sub-~~A~~advised Funds would be negatively impacted without the requested relief because of delays in hiring or replacing Sub-~~A~~advisers and costs associated with the proxy solicitation to approve new or amended Sub-~~A~~advisory Agreements.

II. ~~BACKGROUND~~Background

A. The Trust

The Trust is registered under the 1940 Act as an open-end management investment company organized as a Delaware statutory trust. The Adviser serves as "investment adviser," as defined in Section 2(a)(20) of the 1940 Act, to ~~the~~each Fund. The Trust intends to operate the Funds under a multi-manager structure and which will be offered and sold pursuant to a registration statement on Form N-1A. The Board currently consists of ~~five (5) trustees,~~ four ~~of whom serve as~~ Independent Trustees.

The Trust intends to offer shares of multiple series, each with its own distinct investment objectives, policies, and restrictions. The Adviser has ~~anticipates that the Fund will~~ retained a Sub-~~A~~adviser to provide investment advisory services to the Fund.[6]~~[7]~~ Each~~The~~ Fund will operate from its inception under a multi-manager structure.

B. The Adviser

Tremblant Advisors LP~~BondBloxx Investment Management Corporation,~~ with its business address at 360 Rosemary Ave, Suite 1450, West Palm Beach, FL 33401~~700 Larkspur Landing Circle, Suite 250, Larkspur, CA 94939~~, is a Delaware limited partnership~~corporation~~ registered with the Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the "**Advisers Act**"), and ~~anticipates that it will~~ serves as investment adviser to the Funds pursuant to ~~an~~ investment advisory agreements with ~~the~~ each Fund (each, an "**Investment Advisory Agreement**" and, together, the "**Investment Advisory Agreements**"). Any future Adviser also will be registered with the Commission as an investment adviser under the Advisers Act.

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[6]~~[7]~~ Each Sub-~~A~~advised Fund ~~will~~ discloses in its registration statement that it intends to operate pursuant to the order~~, as applicable,~~ as requested in this Application, if granted. The prospectus for a Sub-~~A~~advised Fund will continue to include the disclosure required by Condition 2 below at all times subsequent to the approval required by Condition 1 below.~~, as applicable.~~ If a Sub-~~A~~advised Fund has obtained shareholder approval to operate under the multi-manager structure described herein prior to the issuance of an order as requested in this Application, the prospectus for the Sub-~~A~~advised Fund will at all times following such shareholder approval contain appropriate disclosure that the Sub-~~A~~advised Fund has applied for exemptive relief to operate under the multi-manager structure described herein, including the ability to hire new Sub-~~A~~advisers and materially amend an existing Sub-~~A~~advisory Agreement without soliciting further shareholder vote.

Consistent with the terms of a Sub-Aadvised Fund’s Investment Advisory Agreement, the Adviser may, subject to the approval of the Board, including a majority of the Independent Trustees, and the shareholders of the applicable Sub- Aadvised Fund (if required by applicable law), delegate portfolio management responsibilities of all or a portion of the assets of a Sub-Aadvised Fund to a Sub- Aadviser. The Adviser retains overall responsibility for the management and investment of the assets of the all Sub-Aadvised Funds. With respect to each Sub-Aadvised Fund, the Adviser’s responsibilities will include, for example, recommending the removal or replacement of Sub-Aadvisers, and allocating the portion of that Sub-Aadvised Fund’s assets to any given Sub-Aadviser and reallocating those assets as necessary from time to time. The Adviser evaluates, selects and recommends Sub-Aadvisers for the Sub-Aadvised Funds, and monitors and reviews each Sub-Aadviser and its performance and its compliance with the applicable Sub-Aadvised Fund’s investment policies and restrictions. Each Investment Advisory Agreement has been or will be approved by the Board, including a majority of the Independent Trustees, and by the shareholders of the relevant Fund in the manner required by Sections 15(a) and 15(c) of the 1940 Act. The terms of the Investment Advisory Agreements comply or will comply with Section 15(a) of the 1940 Act. Applicants are not seeking an exemption from the provisions of the 1940 Act with respect to the Investment Advisory Agreements. Pursuant to the terms of each Investment Advisory Agreement, the Adviser, subject to the oversight of the Board, has agreed or will agree to (i) provide continuous investment management for each Fund; (ii) determine the securities and other investments to be purchased, retained, sold or loaned by each Fund and the portion of such assets to be invested or held uninvested as cash; and (iii) exercise full discretion and act for each Fund in the same manner and with the same force and effect as such Fund itself might or could do with respect to purchases, sales, or other transactions and with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. The Adviser also is or will be responsible for effecting transactions for each Fund and selecting brokers or dealers to execute such transactions for each Fund. The Adviser will periodically review each Fund’s investment policies and strategies and, based on the need of a particular Fund, may recommend changes to the investment policies and strategies of the Fund for consideration by the Board. 4

Each Investment Advisory Agreement permits or will permit the Adviser to enter into Sub-Aadvisory Agreements with one or more Sub-Aadvisers. Pursuant to its authority under the Investment Advisory Agreements, the Adviser has entered or will enter into Sub-Aadvisory Agreements as described below under “The Sub-Aadvisers and the Sub-Aadvised Fund(s).” If the name of any Sub- Aadvised Fund contains the name of a sub-aadviser, the name of the Adviser that serves as the primary adviser to the Sub-Aadvised Fund, or a trademark or trade name that is owned by or publicly used to identify that Adviser, will precede the name of the sub-aadviser. For its services to each Sub-Advised Fund, the Adviser receives or will receive an investment advisory fee from that Sub- Advised Fund as specified in the applicable Investment Advisory Agreement. The investment advisory fees are calculated based on the average daily net assets of the particular Fund, calculated daily as of the close of business on each business day during the month. C. The Sub-Aadvisers and the Sub-Aadvised Fund(s) Pursuant to the authority under the Investment Advisory Agreements, the Adviser may enter into Sub-Aadvisory Agreements with various Sub-Aadvisers on behalf of a Sub-Advised the Fund. The Initial Adviser intends tohas entered into a Sub-Aadvisory Agreement with Income Research + Management (“IR+M”). Vident Advisory, LLC (d/b/a Vident Asset Management) (“VIA”). IR+MVIA will be considered a Non-Affiliated Sub-Aadviser (as defined below). The Adviser also may, in the future, enter into Sub-Aadvisory Agreements with other Sub-Aadvisers on behalf of the Fund and other Sub-Aadvised Funds. With respect to any future Sub-Aadviser that is wholly owned by the Adviser or the Adviser’s parent company, the Adviser will have overall responsibility for the affairs of such Sub-Aadviser, and generally will approve certain actions by that Sub-Aadviser that could materially affect the operations of the Adviser and its subsidiaries as a group. IR+MVIA has, and any future Sub-Aadviser will have, their own employees who would provide investment services to a Sub-Aadvised Fund. The Sub-Aadviser is, and any future Sub-Aadvisers will be, “investment advisers” to the Sub-Aadvised Funds within the meaning of Section 2(a)(20) of the 1940 Act and provide, or will provide, investment management services to the Sub-Aadvised Funds subject to, without limitation, the requirements of Sections 15(c) and 36(b) of the 1940 Act. In addition, the Sub-Aadviser is, and any future Sub-Aadvisers will be, registered with the Commission as an investment adviser under the Advisers Act or not subject to such registration. The Adviser selects Sub-Aadvisers based on the Adviser’s evaluation of the Sub-Aadvisers’ skills in managing assets pursuant to particular investment styles, and recommends their hiring to the Board. In the future, the Adviser may employ multiple Sub-Aadvisers for one or more of any the Sub-Aadvised Funds. In those instances, the Adviser would allocate and, as appropriate, reallocate a Sub-Aadvised Fund’s assets among the Sub-Aadvisers. The Adviser engages or will engage in an ongoing analysis of the continued advisability of retaining a Sub- Aadviser and makes or will make recommendations to the Board as needed. The Adviser also negotiates and renegotiates the terms of the Sub-Aadvisory Agreements with a Sub-Aadviser, including the fees paid to the Sub-Aadvisers, and makes or will make recommendations to the Board as needed. 5

The Sub-Aadvisers, subject to the oversight of the Adviser and the Board, determine or will determine the securities and other instruments to be purchased, sold or entered into by a Sub-Aadvised Fund’s portfolio or a portion thereof, and place orders with brokers or dealers that they or the Adviser selects.78 The Sub-Aadvisers will keep certain records required by the 1940 Act and the Advisers Act to be maintained on behalf of the relevant Sub-Aadvised Fund, and assist or will assist the Adviser to maintain the Sub-Aadvised Fund’s’ compliance with the relevant requirements of the 1940 Act. The Sub-Aadvisers monitor or will monitor the respective Sub-Aadvised Fund’s’ investments and provide or will provide periodic reports to the Board and the Adviser. The Sub-Aadvisers also make or will make their officers and employees available to the Adviser and the Board to review the investment performance and investment policies of the Sub-Aadvised Fund. The Sub-Aadvisory Agreements were or will be approved by the Board, including a majority of the Independent Trustees, in accordance with Sections 15(a) and 15(c) of the 1940 Act. The terms of each Sub-Aadvisory Agreement comply or will comply fully with the requirements of Section 15(a) of the 1940 Act. Each Sub-Aadvisory Agreement will set forth the duties of the Sub-Aadviser and precisely describe the compensation paid to the Sub-Aadviser. After an initial two-year period, the terms of the Sub-Aadvisory Agreements will beare reviewed and renewed on an annual basis by the Board, including a majority of the Independent Trustees, in accordance with Section 15(c) of the 1940 Act. The Board dedicates or will dedicate substantial time to review contract matters, including matters relating to Investment Advisory Agreements and Sub-Aadvisory Agreements. With respect to a each Sub-Aadvised Fund, the Board will reviews comprehensive materials received from the Adviser, the Sub- Aadviser, independent third parties and independent legal counsel. Applicants will continue this annual review and renewal process for Sub-Aadvisory Agreements in accordance with the 1940 Act if the relief requested herein is granted by the Commission. ________________________ 78 For the purposes of this Application, a “Sub-Aadviser” also includes an investment Ssub-Aadviser that provides or will provide the Adviser with a model portfolio reflecting a specific strategy, style or focus with respect to the investment of all or a portion of a Sub-Aadvised Fund’s assets. The Adviser may use the model portfolio to determine the securities and other instruments to be purchased, sold, or entered into by a Sub-Aadvised Fund’s portfolio or a portion thereof, and place orders with brokers or dealers that it selects.

The Board reviews or will review information provided by the Adviser and Sub-~~A~~advisers when it is asked to approve or renew Sub-~~A~~advisory Agreements. ~~Each~~ A Sub-~~A~~advised Fund discloses or will disclose in its statutory prospectus that a discussion regarding the basis for the Board's approval and renewal of the Investment Advisory Agreements and any applicable Sub-~~A~~advisory Agreements is available in the Sub-~~A~~advised Fund~~'s~~s' annual or semi-annual report to shareholders for the relevant period in accordance with Item 10(a)(1)(iii) of Form N-1A. The information provided to the Board is or will be maintained as part of the records of the respective Sub-~~A~~advised Fund pursuant to Rule 31a-1(b)(4) and Rule 31a-2 under the 1940 Act.

Pursuant to each Sub-~~A~~advisory Agreement, the Adviser has agreed or will agree to pay each Sub-~~A~~adviser a fee, based on the percentage of the assets of a Sub-~~A~~advised Fund, from the fee received by the Adviser from a Sub-~~A~~advised Fund under the Investment Advisory Agreement.[~~9~~8] Each Sub-~~A~~adviser will bear its own expenses of providing investment management services to a Sub-~~A~~advised Fund.

III. ~~REQUEST FOR EXEMPTIVE RELIEF~~Request for Exemptive Relief

Section 6(c) of the 1940 Act provides that the Commission may exempt any person, security, or transaction or any class or classes of persons, securities, or transactions from any provisions of the 1940 Act, or any rule thereunder, if such relief is necessary or appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act. Applicants believe that the requested relief described in this Application meets this standard.

IV. ~~APPLICABLE LAW AND DISCUSSION~~Applicable Law and Discussion

A. Shareholder Vote

1. Regulatory Background

Section 15(a) of the 1940 Act states, in part, that it is unlawful for any person to act as an investment adviser to a registered investment company "except pursuant to a written contract, which contract, whether with such registered company or with an investment adviser of such registered company, has been approved by the vote of a majority of the outstanding voting securities of such registered company."

Section 2(a)(20) of the 1940 Act defines an "investment adviser" as any person who, pursuant to an agreement with such registered investment company or with an investment adviser of such registered investment company, is empowered to determine what securities or other property shall be purchased or sold by such registered investment company. Consequently, the Sub-~~A~~advisers are deemed to be within the definition of an "investment adviser" and, therefore, the Sub-~~A~~advisory Agreements are each subject to Section 15(a) of the 1940 Act to the same extent as the Investment Advisory Agreements.

Therefore, Section 15(a) of the 1940 Act requires a majority of the outstanding voting securities of a Sub-~~A~~advised Fund to approve Sub-~~A~~advisory Agreements whenever the Adviser proposes to the Board to hire new Sub-~~A~~advisers for a Sub-~~A~~advised Fund. This provision would also require shareholder approval by a majority vote for any material amendment to Sub-~~A~~advisory Agreements.

The Sub-~~A~~advisory Agreements are required to terminate automatically and immediately upon their "assignment," which could occur upon a change in control of the Sub-~~A~~advisers.[~~10~~9]

8~~9~~ A Sub-~~A~~advised Fund also may pay advisory fees directly to a Sub-~~A~~adviser.

9~~10~~ See Section 15(a)(4) of the 1940 Act. Section 2(a)(4) of the 1940 Act defines "assignment" as any direct or indirect transfer or hypothecation of a contract.

~~7~~

Rule 2a-6 under the 1940 Act provides that certain transactions that do not result in a “change in actual control or management of the investment adviser” to a registered investment company are not assignments for purposes of Section 15(a)(4) of the 1940 Act, thereby effectively providing an exemption from the shareholder voting requirements in Section 15(a) of the 1940 Act. Applicants do not believe that Rule 2a-6 under the 1940 Act provides a safe harbor to recommend, hire and terminate Sub-Aadvisers. Each Sub- Aadviser is expected to run its own day-to-day operations and each will have its own investment personnel. Therefore, in certain instances appointing certain Sub-Aadvisers could be viewed as a change in management and, as a result, an “assignment” within the meaning of the 1940 Act. 2. Requested Relief Applicants seek relief to (i) select Sub-Aadvisers, including Affiliated Sub-Aadvisers, for all or a portion of the assets of a Sub-Aadvised Fund and enter into Sub-Aadvisory Agreements and (ii) materially amend Sub-Aadvisory Agreements with such Sub-Aadvisers, each subject to the approval of the Board, including a majority of the Independent Trustees, without obtaining shareholder approval required under Section 15(a) of the 1940 Act. Such relief would include, without limitation, the replacement or reinstatement of any Sub-Aadviser with respect to which a Sub-Aadvisory Agreement has automatically terminated as a result of an “assignment,” within the meaning of Section 2(a)(4) of the 1940 Act. Applicants believe that the relief sought should be granted by the Commission because (1) the Adviser either will operate a Sub-Aadvised Fund, or may operate the Sub-Aadvised Fund, in a manner that is different from conventional investment companies; (2) the relief will benefit shareholders by enabling the Sub-Aadvised Funds to operate in a less costly and more efficient manner; and (3) Applicants will consent to a number of conditions that adequately address the policy concerns of Section 15(a) of the 1940 Act, including conditions designed to ensure that shareholder interests are adequately protected through Board oversight. (a) Operations of the Trust Section 15(a) was designed to protect the interests and expectations of a registered investment company’s shareholders by requiring they approve investment advisory contracts, including sub-advisory contracts.1110 Section 15(a) is predicated on the belief that if a registered investment company is to be managed by an investment adviser different from the investment adviser selected by shareholders at the time of the investment, the new investment adviser should be approved by shareholders.1211 The relief sought in this Application is consistent with this public policy. 1011 See Section 1(b)(6) of the 1940 Act. 1112 Hearings on S. 3580 before a Subcomm. of the Senate Comm. on Banking and Currency, 76th Cong., 3d Sess. 253 (1940) (statement of David Schenker). 8

In the case of a traditional investment company, the investment adviser is a single entity that employs one or more individuals as portfolio managers to make the day-to-day investment decisions. The investment adviser may terminate or hire portfolio managers without board or shareholder approval and has sole discretion to set the compensation it pays to the portfolio managers. Alternatively, for sub-advised funds, the investment adviser is not normally responsible for the day-to- day investment decisions and instead, the investment adviser selects, oversees, and evaluates sub-advisers who ultimately are responsible for the day-to-day investment decisions. Primary responsibility for management of a Sub-Aadvised Fund’s assets, including the selection and oversight of the Sub- Aadvisers, is vested in the Adviser, subject to the oversight of the Board. Applicants believe that it is consistent with the protection of investors to vest the selection and oversight of the Sub-Aadvisers in the Adviser in light of Applicants’ multi- manager structure, as well as the shareholders’ expectation that the Adviser is in possession of information necessary to select the most capable Sub-Aadvisers. The Adviser has the requisite expertise to evaluate, select and oversee the Sub-Aadvisers. The Adviser will not normally make day-to-day investment decisions for a Sub-Aadvised Fund.1312 From the perspective of the shareholder, the role of the Sub-Aadvisers is substantially equivalent to the role of the individual portfolio managers employed by an investment adviser to a traditional investment company. The individual portfolio managers and the Sub-Aadvisers are each charged with the selection of portfolio investments in accordance with a Sub-Aadvised Fund’s investment objectives and policies and have no broad supervisory, management or administrative responsibilities with respect to a Sub-Aadvised Fund. Shareholders expect the Adviser, subject to review and approval of the Board, to select a Sub-Aadviser who is in the best position to achieve a Sub-Aadvised Fund’s investment objective. Shareholders also rely on the Adviser for the overall management of a Sub- Aadvised Fund and a Sub-Aadvised Fund’s total investment performance. Whenever required by Section 15(c) of the 1940 Act, the Board will request and the Adviser and each Sub- Aadviser will furnish such information as may be reasonably necessary for the Board to evaluate the terms of the Investment Advisory Agreements and the Sub-Aadvisory Agreements. The information that is provided to the Board will be maintained as part of the records of the Sub-Aadvised Funds in accordance with the applicable recordkeeping requirements under the 1940 Act and made available to the Commission in the manner prescribed by the 1940 Act. In addition, the Adviser and the Board will consider the reasonableness of the Sub-Aadviser’s compensation with respect to each Sub-Aadvised Fund for which the Sub-Aadviser will provide portfolio management services. Although only the Adviser’s fee is payable directly by a Sub-Aadvised Fund, and the Sub-Aadviser’s fee is payable by the Adviser,1413 the Sub-Aadviser’s fee directly bears on the amount and reasonableness of the Adviser’s fee payable by a Sub- Aadvised Fund. Accordingly, the Adviser and the Board will analyze the fees paid to Sub-Aadvisers in evaluating the reasonableness of the overall arrangements. 1213 Although the Adviser will not normally make such day-to-day investment decisions, it may manage all or a portion of a Sub- Aadvised Fund. 1314 A Sub-Advised Fund also may pay advisory fees directly to a Sub-Adviser. 9

With respect to oversight, Applicants note that the Adviser performs and will perform substantially identical oversight of all Sub~~-A~~advisers, regardless of whether they are affiliated with the Adviser. Such oversight is similar in many respects to how the Adviser would oversee its own internal portfolio management teams.

(b) Lack of Economic Incentives

In allocating the management of Sub~~-A~~advised Fund assets between itself and one or more Sub~~-A~~advisers, Applicants acknowledge that the Adviser has an incentive to consider the benefit it will receive, directly or indirectly, from the fee paid for the management of those assets. However, Applicants believe that the protections afforded by the conditions set forth in this Application would prevent the Adviser from acting to the detriment of a Sub~~-A~~advised Fund and its shareholders. Applicants assert that the proposed conditions are designed to provide the Board with sufficient independence and the resources and information it needs to monitor and address conflicts of interest. In particular, the Adviser will provide the Board with any information that may be relevant to the Board's evaluation of material conflicts of interest present in any sub-advisory arrangement when the Board is considering, with respect to a Sub~~-A~~advised Fund, a change in Sub~~-A~~adviser or an existing Sub~~-A~~advisory Agreement as part of its annual review process. The Board will also have to make a separate finding, reflected in the Board minutes, that any change in Sub~~-A~~advisers or any renewal of an existing Sub~~-A~~advisory Agreement is in the best interests of the Sub~~-A~~advised Fund and its shareholders and, based on the information provided to it, does not involve a conflict of interest from which the Adviser, a Sub~~-A~~adviser, or any officer or Trustee of the Sub~~-A~~advised Fund or any officer or board member of the Adviser derives an inappropriate advantage.

Applicants note that the relief they are requesting would not be subject to two conditions that have been customary in previous exemptive orders for similar relief, including (i) restrictions on the ownership of interest in Sub~~-A~~advisers by trustees and officers of the Sub~~-A~~advised Funds and the Adviser, and (ii) a requirement that the Adviser provide the Board with profitability reports each quarter. Applicants believe eliminating these conditions is appropriate with respect to the requested relief. As to the condition on ownership, Applicants assert that restricting ownership of interests in a Sub~~-A~~adviser by trustees and officers would not be meaningful where the Adviser may itself own an interest in the Sub~~-A~~adviser and the Sub~~-A~~adviser may be selected for a Sub~~-A~~advised Fund under the requested relief.~~[15]~~[14] As to the condition requiring quarterly profitability reports, Applicants note that the Board reviews and will continue to review profitability information at the time of any proposed Sub~~-A~~adviser change (see condition 7) and as part of its annual review of each Sub~~-A~~advisory Agreement pursuant to Section 15(~~c~~c) of the 1940 Act.

Until the Carillon Order, the Commission ~~had~~has granted the requested relief solely with respect to Wholly-Owned and Non-Affiliated Sub~~-A~~advisers through numerous exemptive orders. That relief ~~had~~has been premised on the fact that such a Sub~~-A~~adviser serves in the same limited capacity as an individual portfolio manager. Applicants believe this same rationale supports extending the requested relief to Affiliated Sub~~-A~~advisers. Moreover, Applicants note that, while the Adviser's judgment in recommending a Sub~~-A~~adviser can be affected by certain conflicts of interest or economic incentives, they do not warrant denying the extension of the requested relief to Affiliated Sub~~-A~~advisers. For one, the Adviser faces those conflicts and incentives in allocating fund assets between itself and a Sub-~~-A~~adviser, and across Sub~~-A~~advisers, as it has an interest in considering the benefit it will receive, directly or indirectly, from the fee the fund pays for the management of those assets. Moreover, the Adviser has employed and will continue to employ the same methodology to evaluate potential conflicts of interest, regardless of the affiliation between the Adviser and Sub~~-A~~adviser. While the selection and retention of Affiliated Sub~~-A~~advisers by the Adviser potentially presents different or additional conflicts of interest than may be the case with Non-Affiliated or Wholly-Owned Sub~~-A~~advisers, the proposed terms and conditions of the requested relief are designed to address the potential conflicts of interest with respect to both those common to all types of Sub~~-A~~advisers and specific to Affiliated Sub~~—A~~advisers. In particular, Applicants believe that the proposed conditions are protective of shareholder interests by ensuring the Board's independence and providing the Board with the appropriate resources and information to monitor and address conflicts.

[14]~~[15]~~ Any Trustee of the Board who has an ownership interest in a Sub~~-A~~adviser would not be deemed an Independent Trustee under Section 2(a)(19) of the 1940 Act.

(c) Benefits to Shareholders

Without the requested relief, when a new Affiliated Sub-Aadviser is retained by the Adviser on behalf of a Sub- Aadvised Fund, the shareholders of the Sub-Aadvised Fund are required to approve the Sub-Aadvisory Agreement. Similarly, if an existing Sub-Aadvisory Agreement with an Affiliated Sub-Aadviser is amended in any material respect, approval by the shareholders of the affected Sub-Aadvised Fund is required. Moreover, if a Sub-Aadvisory Agreement with an Affiliated Sub-Aadviser is “assigned” as a result of a change in control of the Sub-Aadviser, the shareholders of the affected Sub-Aadvised Fund will be required to approve retaining the existing Sub-Aadviser. In all these instances the need for shareholder approval requires a Sub-Aadvised Fund to call and hold a shareholder meeting, create and distribute proxy materials, and solicit votes from shareholders on behalf of the Sub-Aadvised Fund, and generally necessitates the retention of a proxy solicitor. This process is time-intensive, expensive and slow, and, in the case of a poorly performing Sub- Aadviser or one whose management team has parted ways with the Sub-Aadviser, potentially harmful to a Sub-Aadvised Fund and its shareholders. As noted above, shareholders investing in a Sub-Advised Fund that has a Sub-Aadviser are effectively hiring the Adviser to manage a Sub-Aadvised Fund’s assets by overseeing, monitoring and evaluating the Sub-Aadviser rather than by the Adviser hiring its own employees to oversee the Sub-Aadvised Fund. Applicants believe that permitting the Adviser to perform the duties for which the shareholders of a Sub-Aadvised Fund are paying the Adviser — the selection, oversight and evaluation of Sub-Aadvisers, including Affiliated Sub-Aadvisers — without incurring unnecessary delays or expenses is appropriate and in the interest of a Sub-Aadvised Fund’s shareholders and will allow such Sub-Aadvised Fund to operate more efficiently. Within this structure, the Adviser is in the better position to make an informed selection and evaluation of a Sub-Aadviser than are individual shareholders. Without the delay inherent in holding shareholder meetings (and the attendant difficulty in obtaining the necessary quorums), a Sub-Aadvised Fund will be able to hire or replace Affiliated Sub-Aadvisers more quickly and at less cost, when the Board, including a majority of the Independent Trustees, and the Adviser believe that a change would benefit a Sub-Aadvised Fund and its shareholders. Until the Carillon Order, the Commission hadhas previously granted the requested relief solely with respect to certain Wholly-Owned and Non-Affiliated Sub-Aadvisers through numerous exemptive orders. That relief hadhas permitted Sub-Aadvised Funds to avoid the time-intensive and expensive shareholder solicitation process with respect to hiring or making a material amendment to a Sub-Aadvisory Agreement with respect to such sub-advisers. As discussed above, Applicants believe the same rationale supports extending the requested relief to Affiliated Sub-Aadvisers as well, and while Affiliated Sub-Aadvisers may give rise to different or additional conflicts of interests, the proposed terms and conditions, including the enhanced oversight by the Board, address such potential conflicts. Moreover, treating all Sub- Aadvisers equally under the requested relief might help avoid the selection of Sub-Aadvisers potentially being influenced by considerations regarding the applicable regulatory requirements (i.e., whether a shareholder vote is required) and the associated costs and delays.1615 If the relief requested is granted, each Investment Advisory Agreement will continue to be fully subject to Section 15(a) of the 1940 Act. Moreover, the relevant Board will consider the Investment Advisory Agreements and Sub- Aadvisory Agreements in connection with its annual contract renewal process under Section 15(c) of the 1940 Act, and the standards of Section 36(b) of the 1940 Act will be applied to the fees paid to each Sub-Aadviser. 16 The Adviser is responsible for selecting Sub-Aadvisers in the best interests of the Sub-Aadvised Funds, regardless of the costs or timing constraints that may be associated with the process of seeking shareholder approval of Sub-Aadvisory Agreements and material amendments thereto. 3. Shareholder Notification With the exception of the relief requested in connection with Aggregate Fee Disclosure (as defined below), the prospectus and statement of additional information for each Sub-Aadvised Fund will include all information required by

Form N-1A concerning the Sub-Aadvisers, including Affiliated Sub-Aadvisers, if the requested relief is granted. If a new Sub-Aadviser is retained, an existing Sub-Aadviser is terminated, or a Sub-Aadvisory Agreement is materially amended, a Sub-Aadvised Fund’s prospectus and statement of additional information will be supplemented promptly pursuant to Rule 497(e) under the Securities Act. If new Sub-Aadvisers are hired, the Sub-Aadvised Funds will inform shareholders of the hiring of a new Sub- Aadviser pursuant to the following procedures (“Modified Notice and Access Procedures”): (a) within 90 days after a new Sub-Aadviser is hired for any Sub-Aadvised Fund, that Sub-Aadvised Fund will send its shareholders either a Multi- manager Notice or a Multi-manager Notice and Multi-manager Information Statement;1716 and (b) a Sub-Aadvised Fund will make the Multi-manager Information Statement available on the website identified in the Multi-manager Notice no later than when the Multi-manager Notice (or Multi-manager Notice and Multi-manager Information Statement) is first sent to shareholders, and will maintain it on that website for at least 90 days. Under the requested relief, a Sub-Aadvised Fund would not furnish a Multi-manager Information Statement to shareholders when an existing Sub-Aadvisory Agreement is materially modified. In the circumstances described in this Application, a proxy solicitation to approve the appointment of new Sub-Aadvisers provides no more meaningful information to shareholders than the proposed Multi- manager Information Statement. Moreover, as indicated above, the Board would comply with the requirements of Sections 15(a) and 15(c) of the 1940 Act before entering into or amending Sub-Aadvisory Agreements. Prior to any Sub-Aadvised Fund relying on the requested relief in this Application, the Board, including its Independent Trustees, will have approved the Sub-Advised Fund’sits operations as described herein. Additionally, the shareholders of the applicable Sub-Aadvised Fund have approved, or will approve, its operation as described herein by a vote of a majority of the outstanding voting securities, within the meaning of the 1940 Act, or by the sole shareholder prior to a Sub-Aadvised Fund offering its shares.1817 B. Fee Disclosure 1. Regulatory Background Form N-1A is the registration statement used by open-end investment companies. Item 19(a)(3) of Form N-1A requires a registered investment company to disclose in its statement of additional information the method of computing the “advisory fee payable” by the investment company with respect to each investment adviser, including the total dollar amounts that the investment company “paid to the adviser (aggregated with amounts paid to affiliated advisers, if any), and any advisers who are not affiliated persons of the adviser, under the investment advisory contract for the last three fiscal years.” _______________________ 1716 A “Multi-manager Notice” will be modeled on a Notice of Internet Availability as defined in Rule 14a-16 under the Exchange Act, and specifically will, among other things: (a) summarize the relevant information regarding the new Sub-Aadviser (except as modified to permit Aggregate Fee Disclosure as defined in this Application); (b) inform shareholders that the Multi-manager Information Statement is available on a website; (c) provide the website address; (d) state the time period during which the Multi-manager Information Statement will remain available on that website; (e) provide instructions for accessing and printing the Multi-manager Information Statement; and (f) instruct the shareholder that a paper or email copy of the Multi-manager Information Statement may be obtained, without charge, by contacting a Sub-Aadvised Fund. A “Multi-manager Information Statement” will meet the requirements of Regulation 14C, Schedule 14C and Item 22 of Schedule 14A under the Exchange Act for an information statement, except as modified by the requested order to permit Aggregate Fee Disclosure. Multi-manager Information Statements will be filed with the Commission via the EDGAR system. 1817 If a Sub-Aadvised Fund has obtained shareholder approval to operate pursuant to an exemptive order that would permit it to operate in a multi-manager structure where the Adviser would enter into or amend Sub-Aadvisory Agreements only with respect to Wholly-Oowned and Non-Affiliated Sub-Advisers subject to Board approval but without obtaining shareholder approval and has met all other terms and conditions of the requested order, the Sub-Aadvised Fund may rely on the applicable part of the order requested in this Application (i.e., hiring, amending Sub-Aadvisory Agreements with, and including Aggregate Fee Disclosure (as defined below) in response to the disclosure requirements discussed herein with respect to Wholly-Owned and Non-Affiliated Sub- Advisers).

Rule 20a-1 under the 1940 Act requires proxies solicited with respect to a registered investment company to comply with Schedule 14A under the Exchange Act. Item 22 of Schedule 14A sets forth the information that must be included in a registered investment company’s proxy statement. Item 22(c)(1)(ii) requires a proxy statement for a shareholder meeting at which action will be taken on an investment advisory agreement to describe the terms of the advisory contract, “including the rate of compensation of the investment adviser.” Item 22(c)(1)(iii) requires a description of the “aggregate amount of the investment adviser’s fees and the amount and purpose of any other material payments” by the investment company to the investment adviser, or any affiliated person of the investment adviser during the fiscal year. Item 22(c)(8) requires a description of “the terms of the contract to be acted upon, and, if the action is an amendment to, or a replacement of, an investment advisory contract, the material differences between the current and proposed contract.” Finally, Item 22(c)(9) requires a proxy statement for a shareholder meeting at which a change in the advisory fee will be sought to state (i) the aggregate amount of the investment adviser’s fee during the last year; (ii) the amount that the adviser would have received had the proposed fee been in effect; and (iii) the difference between (i) and (ii) stated as a percentage of the amount in (i). Together, these provisions may require a Sub-Aadvised Fund to disclose the fees paid to a Sub-Aadviser in connection with shareholder action with respect to entering into, or materially amending, an advisory agreement or establishing, or increasing, advisory fees. Regulation S-X sets forth the requirements for financial statements required to be included as part of a registered investment company’s registration statement and shareholder reports filed with the Commission. Sections 6-07(2)(a), (b) and (c) of Regulation S-X require a registered investment company to include in its financial statement information about the investment advisory fees. These provisions could require a Sub-Aadvised Fund’s financial statements to disclose information concerning fees paid to a Sub-Aadviser. The exemption from Regulation S-X requested below would permit a Sub-Aadvised Fund to include only the Aggregate Fee Disclosure (as defined below); all other items required by Sections 6-07(2)(a), (b) and (c) of Regulation S-X will be disclosed. 2. Requested Relief Applicants seek relief to permit the each Sub-Aadvised Fund to disclose (as a dollar amount and a percentage of the a Sub-Aadvised Fund’s net assets) (a) the aggregate fees paid to the Adviser and any Wholly-Owned Sub-Aadvisers; and (b) the aggregate fees paid to Affiliated and Non-Affiliated Sub-Aadvisers (collectively, the “Aggregate Fee Disclosure”) in lieu of disclosing the fees that may be required by Item 19(a)(3) of Form N-1A, Items 22(c)(1)(ii), 22(c)(21)(iii), 22(c)(8) and 22(c)(9) of Schedule 14A, and Section 6-07(2)(a), (b) and (c) of Regulation S-X.19 18 The Aggregate Fee Disclosure would be presented as both a dollar amount and as a percentage of a Sub-Aadvised Fund’s’ net assets. Applicants believe that the relief sought in this Application should be granted because the Adviser intends to operate Sub-Aadvised Funds under a multi-manager structure. As a result, disclosure of the individual fees that the Adviser pays to the Sub-Aadvisers would not serve any meaningful purpose. 1918 As used herein, a “Wholly-Owned Sub-Aadviser” is any investment adviser that is (1) an indirect or direct “wholly-owned subsidiary” (as such term is defined in Section 2(a)(43) of the 1940 Act) of the Adviser, (2) a “sister company” of the Adviser that is an indirect or direct “wholly-owned subsidiary” of the same company that indirectly or directly wholly owns the Adviser (the Adviser’s “parent company”), or (3) a parent company of the Adviser. A “Non-Affiliated Sub-Adviser” is any investment adviser that is not an “affiliated person” (as defined in the 1940 Act) of a Fund or the Adviser, except to the extent that an affiliation arises solely because the Sub-Aadviser serves as a Ssub-Aadviser to one or more Funds. Section 2(a)(43) of the 1940 Act defines “wholly-owned subsidiary” of a person as a company 95 per centum or more of the outstanding voting securities of which are, directly or indirectly, owned by such a person. 14

As noted above, the Adviser may operate the Sub-Aadvised Funds in a manner different from a traditional investment company. By investing in a Sub-Aadvised Fund, shareholders are hiring the Adviser to manage the Sub- Aadvised Fund’s assets by overseeing, evaluating, monitoring, and recommending Sub-Aadvisers rather than by hiring its own employees to manage the assets directly. The Adviser, under the oversight of the Board, is responsible for overseeing the Sub-Aadvisers and recommending their hiring and replacement. In return, the Adviser receives an advisory fee from each Sub-Aadvised Fund. Pursuant to each Sub-Aadvisory Agreement, the Adviser has agreed or will agree to pay each Sub-Aadviser a fee, based on the percentage of the assets of a Sub-Aadvised Fund, from the fee received by the Adviser from a Sub-Aadvised Fund under the Investment Advisory Agreement. Each Sub-Aadviser will bear its own expenses of providing investment management services to a Sub-Aadvised Fund.2019 Disclosure of the individual fees that the Adviser would pay to the Sub-Aadvisers does not serve any meaningful purpose since investors pay the Adviser to oversee, monitor, evaluate and compensate the Sub-Aadvisers. Applicants contend that the primary reasons for requiring disclosure of individual fees paid to Sub-Aadvisers are to inform shareholders of expenses to be charged by a particular Sub- Aadvised Fund and to enable shareholders to compare the fees to those of other comparable investment companies. Applicants believe that the requested relief satisfies these objectives because the Sub-Aadvised Fund’s overall advisory fee will be fully disclosed and, therefore, shareholders will know what a Sub-Aadvised Fund’s fees and expenses are and will be able to compare the advisory fees a Sub-Aadvised Fund is charged to those of other investment companies. Indeed, in a more conventional arrangement, requiring the Sub-Aadvised Funds to disclose the fees negotiated between the Adviser and the Sub-Aadvisers would be the functional equivalent of requiring single adviser investment companies to disclose the salaries of individual portfolio managers employed by that investment adviser. In the case of a traditional investment company, disclosure is made of the compensation paid to the investment adviser, but shareholders are not told or asked to vote on the salary paid by the investment adviser to individual portfolio managers. Similarly, in the case of the Sub-Aadvised Funds, the shareholders will have chosen to employ the Adviser and to rely upon the Adviser’s expertise in monitoring the Sub-Aadvisers, recommending the Sub- Aadvisers’ selection, replacement and termination (if necessary), and negotiating the compensation of the Sub-Aadvisers. There are no policy reasons that require shareholders of the Sub-Aadvised Funds to be informed of the individual Sub-Aadviser’s fees any more than shareholders of a traditional investment company (single investment adviser) would be informed of the particular investment adviser’s portfolio managers’ salaries.2120 2019 A Sub-Aadvised Fund also may pay advisory fees directly to a Sub-Aadviser. 2120 The relief would be consistent with the Commission’s disclosure requirements applicable to fund portfolio managers that were previously adopted. See Investment Company Act Release No. 26533 (Aug. 23, 2004). Under these disclosure requirements, a fund is required to include in its statement of additional information, among other matters, a description of the structure of and the method used to determine the compensation structure of its “portfolio managers.” Applicants state that with respect to each Sub- Aadvised Fund, the statement of additional information will describe the structure of, and method used to determine, the compensation received by each portfolio manager employed by any Sub-Aadviser. In addition to this disclosure with respect to portfolio managers, Applicants state that with respect to each Sub- Aadvised Fund, the statement of additional information will describe the structure of, and method used to determine, the compensation received by each Sub-Aadviser. 15

The requested relief would benefit shareholders of the Sub-~~A~~advised Funds because it would improve the Adviser's ability to negotiate the fees paid to Sub-~~A~~advisers, including Affiliated Sub-~~A~~advisers. The Adviser's ability to negotiate with the various Sub-~~A~~advisers would be adversely affected by public disclosure of fees paid to each Sub-~~A~~adviser. If the Adviser is not required to disclose the Sub-~~A~~advisers' fees to the public, the Adviser may be able to negotiate rates that are below a Sub-~~A~~adviser's "posted" amounts as the rate would not be disclosed to the Sub-~~A~~adviser's other clients. Moreover, if one Sub-~~A~~adviser is aware of the advisory fee paid to another Sub-~~A~~adviser, the Sub-~~A~~adviser would likely take it into account in negotiating its own fee.

Until the Carillon Order, the Commission ~~had~~has previously granted the requested relief solely with respect to Wholly-Owned and Non-Affiliated Sub-~~A~~advisers through numerous exemptive orders. That relief only permitted the disclosure of aggregate fees paid to Wholly-Owned and Non-Affiliated Sub-~~A~~advisers and required disclosure of individual fees paid to Affiliated Sub-~~A~~advisers. If the requested relief under Section 15(a) of the 1940 Act is granted to extend to Affiliated Sub-~~A~~advisers, Applicants believe it is appropriate to permit each Sub-~~A~~advised Fund to disclose only aggregate fees paid to Affiliated Sub-~~A~~advisers for the same reasons that similar relief has been granted to Wholly-Owned and Non-Affiliated Sub-~~A~~advisers, as discussed above.

C. Precedent

Applicants note that substantially identical relief was granted by the Commission in the Carillon Order, the Roundhill Order, the BondBloxx Order, the Total Fund Order, the ~~Two Roads Order, the Investment Managers Series Order, the~~ Touchstone Order, the Semper ~~Capital Management~~ Order, the ~~Hamilton Lane Order, the Uncommon Investment Funds Order,~~ New Age Alpha Trust Order, the LFT Order, the Azzad Order, the Distillate Capital Order, the Esoterica Order, the Clearshares Order, the OSI ETF Order, and the Investment Managers Order. Applicants note that substantially the same exemptions requested herein with respect to relief from Section 15(a) and relief from the disclosure requirements of the rules and forms discussed herein for Sub-~~A~~advisers, including Affiliated Sub-~~A~~advisers, have been granted previously by the Commission with respect to Wholly-Owned and Non-Affiliated Sub-~~A~~advisers. See, e.g., *Natixis Funds Trust I, et al.,* Investment Company Act Release Nos. 33265 (October 5, 2018) (notice) and 33287 (October 31, 2018) (order); *Advisors Asset Management, Inc. and ETF Series Solutions,* Investment Company Act Release Nos. 33169 (July 24, 2018) (notice) and 33207 (August 21, 2018) (order); *TriLine Index Solutions, LLC and ETF Series Solutions,* Investment Company Act Release Nos. 33159 (July 11, 2018) (notice) and 33192 (August 6, 2018) (order); *SL Advisors, LLC and ETF Series Solutions,* Investment Company Act Release Nos. 33158 (July 11, 2018) (notice) and 33193 (August 6, 2018) (order); *DMS ETF Trust I, et al.,* Investment Company Act Release Nos. 33156 (July 10, 2018) (notice) and 33196 (August 7, 2018) (order).

For the reasons set forth above, Applicants believe that the relief sought would be appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of the 1940 Act.

16

V. CONDITIONS Conditions Applicants agree that any order of the Commission granting the requested relief will be subject to the following conditions: 1. Before a Sub-Aadvised Fund may rely on the order requested herein, the operation of the Sub-Aadvised Fund in the manner described in this Application will be, or has been, approved by a majority of the Sub-Aadvised Fund’s outstanding voting securities as defined in the 1940 Act, or, in the case of a Sub-Aadvised Fund whose public shareholders purchase shares on the basis of a prospectus containing the disclosure contemplated by condition 2 below, by the initial shareholder before such Sub-Aadvised Fund’s shares are offered to the public. 2. The prospectus for each Sub-Aadvised Fund will disclose the existence, substance and effect of any order granted pursuant to the Application. In addition, each Sub-Aadvised Fund will hold itself out to the public as employing the multi-manager structure described in this Application. The prospectus will prominently disclose that the Adviser has the ultimate responsibility, subject to oversight by the Board, to oversee the Sub- Aadvisers and recommend their hiring, termination, and replacement. 3. The Adviser will provide general management services to each Sub-Aadvised Fund, including overall supervisory responsibility for the general management and investment of the Sub-Aadvised Fund’s assets, and subject to review and oversight of the Board, will (i) set the Sub-Aadvised Fund’s overall investment strategies, (ii) evaluate, select, and recommend Sub-Aadvisers for all or a portion of the Sub-Aadvised Fund’s assets, (iii) allocate and, when appropriate, reallocate the Sub-Aadvised Fund’s assets among Sub- Aadvisers, (iv) monitor and evaluate the Sub-Aadvisers’ performance, and (v) implement procedures reasonably designed to ensure that Sub-Aadvisers comply with the Sub-Aadvised Fund’s investment objective, policies and restrictions. 4. Each Sub-Aadvised Funds will inform shareholders of the hiring of a new Sub-Aadviser within 90 days after the hiring of the new Sub-Aadviser pursuant to the Modified Notice and Access Procedures. 5. At all times, at least a majority of the Board will be Independent Trustees, and the selection and nomination of new or additional Independent Trustees will be placed within the discretion of the then- existing Independent Trustees. 6. Independent Legal Counsel, as defined in Rule 0-l(a)(6) under the 1940 Act, will be engaged to represent the Independent Trustees. The selection of such counsel will be within the discretion of the then-existing Independent Trustees. 7. Whenever a Sub-Aadviser is hired or terminated, the Adviser will provide the Board with information showing the expected impact on the profitability of the Adviser. 8. The Board must evaluate any material conflicts that may be present in a sub-advisory arrangement. Specifically, whenever a sub-adviser change is proposed for a Sub-Aadvised Fund (“Sub-Aadviser Change”) or the Board considers an existing Sub- Aadvisory Agreement as part of its annual review process (“Sub- Aadviser Review”): 17

(a) the Adviser will provide the Board, to the extent not already being provided pursuant to Section 15(c) of the 1940 Act, with all relevant information concerning:

(i) any material interest in the proposed new Sub~~-A~~adviser, in the case of a Sub~~-A~~adviser Change, or the Sub~~-A~~adviser in the case of a Sub~~-A~~adviser Review, held directly or indirectly by the Adviser or a parent or sister company of the Adviser, and any material impact the proposed Sub~~-A~~advisory Agreement may have on that interest;

(ii) any arrangement or understanding in which the Adviser or any parent or sister company of the Adviser is a participant that (A) may have had a material effect on the proposed Sub-~~A~~adviser Change or Sub~~-A~~adviser Review, or (B) may be materially affected by the proposed Sub~~-A~~adviser Change or Sub~~-A~~adviser Review;

(iii) any material interest in a Sub~~-A~~adviser held directly or indirectly by an officer or Trustee of the Sub~~-A~~advised Fund, or an officer or board member of the Adviser (other than through a pooled investment vehicle not controlled by such person); and

(iv) any other information that may be relevant to the Board in evaluating any potential material conflicts of interest in the proposed Sub~~-A~~adviser Change or Sub~~-A~~adviser Review.

(b) the Board, including a majority of the Independent Trustees, will make a separate finding, reflected in the Board minutes, that the Sub~~-A~~adviser Change or continuation after Sub~~-A~~adviser Review is in the best interests of the Sub~~-A~~advised Fund and its shareholders and, based on the information provided to the Board, does not involve a conflict of interest from which the Adviser, a Sub~~-A~~adviser, any officer or Trustee of the Sub~~-A~~advised Fund, or any officer or board member of the Adviser derives an inappropriate advantage.

9. Each Sub~~-A~~advised Fund will disclose in its registration statement the Aggregate Fee Disclosure.

10. In the event that the Commission adopts a rule under the 1940 Act providing substantially similar relief to that in the order requested in the Application, the requested order will expire on the effective date of that rule.

11. Any new Sub~~-A~~advisory Agreement or any amendment to an existing Investment Advisory Agreement or Sub-~~-A~~advisory Agreement that directly or indirectly results in an increase in the aggregate advisory fee rate payable by the Sub~~-A~~advised Fund will be submitted to the Sub~~-A~~advised Fund's shareholders for approval.

VI. ~~PROCEDURAL MATTERS~~ Procedural Matters

All of the requirements for execution and filing of this Application on behalf of Applicants have been complied with in accordance with the applicable organizational documents of Applicants, and the undersigned officers of Applicants are fully authorized to execute this Application~~.~~ and any amendments hereto. The ~~certifications~~resolutions of the ~~Applicants, including the resolution of the Trust authorizing the filing of this Application,~~Board are attached as Exhibit~~s~~ A-1 ~~and A-2~~ to this Application in accordance with the requirements of Rule 0-2(c)(1) under the 1940 Act and the verifications required by Rule 0-2(d) under the 1940 Act are attached as Exhibits B-1 and B-2 to this Application. Marked copies of the Application are included as Exhibits C-1 and C-2 to this Application in accordance with the requirements ~~for a request for expedited review of this application, marked copies of two recent applications seeking the same relief as Applicants that are substantially identical as required by~~ of Rule 0-5(e) ~~of~~under the 1940 Act ~~are attached as Exhibit C~~.

Pursuant to ~~the requirements of~~ Rule 0-2(f) under the 1940 Act, the Trust ~~each Applicant hereby~~ states that its address is Managed Portfolio Series c/o U.S. Bank Global Fund Services, 615 East Michigan Street, Milwaukee, WI 53202 and the Adviser states that its address is 360 S Rosemary Ave, Suite 1450, West Palm Beach, FL 33401, and that all written communications regarding this Application should be directed to the individuals and addresses indicated on the first page of this Application.~~:~~

~~co/ BondBloxx Investment Management~~
~~Corporation 700 Larkspur Landing Circle, Suite~~
~~250~~

Larkspur, CA 94939 Copies of all notices, orders, oral or written communications or questions regarding this Application should be directed to: Edward Baer Ropes & Gray LLP Three Embarcadero Center San Francisco, CA 94111 Edward.Baer@ropesgray.com Phone: (415) 315-6328 and Joanna Gallegos BondBloxx Investment Management Corporation 700 Larkspur Landing Circle, Suite 250 Larkspur, CA 94939 info@BondBloxxETF.c om Applicants requestdesire that the Commission issue anthe requested order without a hearing pursuant to Rule 0-5 under the 1940 Act without conducting a hearing. VII. CONCLUSION Conclusion For the foregoing reasons, Applicants respectfully request that the Commission issue an order under Section 6(c) of the 1940 Act granting the relief soughtrequested in thisthe Application. Applicants submit that the requested exemption is necessary or appropriate in the public interest, consistent with the protection of investors, and consistent with the purposes fairly intended by the policy and provisions of the 1940 Act. 20 IN WITNESS WHEREOF, each Applicant has caused this Application to be duly executed as of the date set forth below: [Signature Page Follows] BONDBLOXX ETF TRUSTMANAGED PORTFOLIO SERIES By: /s/ Tony Kelly Brian Wiedmeyer Name: Tony Kelly Brian Wiedneyer Title: Chief Financial Officer, Chief Accounting Officer, Vice President and TreasurerPresident and Principal Executive Officer Date; January 26, 2024 BONDBLOXX INVESTMENT MANAGEMENT CORPORATIONTREMBLANT ADVISORS LP

22 By: /s/ Joanna Gallegos Brett Barakett Name: Joanna GallegosBrett Barakett Title: Chief Operating OfficerManaging Member Date: January 26, 2024 21

~~EXHIBITS TO APPLICATION~~

~~The following materials are made a part of the Application and are attached hereto:~~

~~Designation~~	~~Document~~
~~Exhibits A-1 and A-2~~	~~Authorizations~~
~~Exhibits B-1 and B-2~~	~~Verifications~~
~~Exhibit C~~	~~Rule 0-5(e)(3) Comparisons~~

~~22~~

EXHIBIT INDEX

		Sequential Page Number
A-1	Secretary's Authorization - Authorizing Resolutions of Managed Portfolio Series	20
A-2	Adviser Officer's Authorization	21
B-1	Verification of Managed Portfolio Series Pursuant to Rule 0-2(d)	22
B-2	Verification of Tremblant Advisors LP Pursuant to Rule 0-2(d)	23
C-1	Marked copy of 40-APP against Roundhill ETF Trust and Roundhill Financial Inc. (File No. 812-15516)	24
C-2	Marked copy of 40-APP against BondBloxx ETF Trust (File No. 812-15526)	

19

20 EXHIBIT A-1 AUTHORIZATION OF BONDBLOXX ETF TRUST Authorization to File Exemptive Order Application Relating to the Fund Secretary's Authorization The undersigned, Tony KellyJohn Hadermayer, hereby certifies that he is the duly elected Chief Financial Officer, Chief Accounting Officer, Vice President and Treasurer of BondBloxx ETF Trustappointed Secretary of Managed Portfolio Series (the “Trust”); that, with respect to the attached application for exemption from the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), the rules and forms thereunder and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the Amended and Restated Agreement and Declaration of Trust and By-laws of the Trust have been taken and the person signing and filing the Application on behalf of the Trust is fully authorized to do so; and that the following is a complete, true and correct copy of the resolutions dulyresolution adopted by the Board of Trustees of the Trust at a meeting held on June 23, 2023, in accordance with the By-Laws of the Truston February 22, 2024 and that such resolutions have not been revoked, modified, rescinded, or amended and are in full force and effect: RESOLVED: that the appropriate officers of the Trust are authorized and directed to prepare and execute on behalf of the Trust, and to file with the Securities and Exchange Commission, an application, in a form satisfactory to such officers and counsel to the Trust, and any subsequent amendments as required, for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (“1940 Act”), exempting the Trust and BondBloxx Investment Management Corporation (the “Adviser”) from: (i) the provisions of Section 15(a) of the 1940 Act to permit the Adviser, subject to the supervision of the Trust’s Board of Trustees, to appoint new sub-advisers of a Trust series for which the Adviser serves as investment adviser (each a “Sub-Advised Fund”) and to make material changes to the sub-advisory agreements with sub-advisers of a Sub-Advised Fund without obtaining shareholder approval of the applicable Sub- Advised Fund; and (ii) the disclosures required pursuant to Item 19(a)(3) of Form N- 1A, Items 22(c) (1)(ii), 22(c)(1)(iii), 22(c)(8) and 22(c)(9) of Schedule 14A, and Sections 6-07(2)(a)-(c) of Regulation S-X relating to sub-adviser compensation (the “Exemptive Application”); and be it further RESOLVED: that the Exemptive Application may include relief requested on behalf of any future Trust series and any other registered open-end management investment companies and their series that are advised by the Adviser or any entity controlling, controlled by, or under common control with the Adviser or its successor. BONDBLOXX ETF TRUST WHEREAS, the Board deems it to be in the best interests of the Trust to permit Tremblant Advisors LP (the "Adviser"), subject to certain terms and conditions required by the SEC in an exemptive application (“Application”), to enter into and materially amend investment sub-advisory agreements with sub-advisers, for any series of the Trust advised by the Adviser, or any entity controlling, controlled by, or under common control with the Adviser or its successors, that uses the multi-manager structure described in the Application, and any amendments thereto,

21 subject to review and approval by the Board, including the Independent Trustees, but not the shareholders of a Fund; and WHEREAS, the Board deems it to be in the best interests of the Trust to permit a Fund to disclose to shareholders only the aggregate fees paid to sub-advisers; and WHEREAS, the Board has determined that it is appropriate and necessary to file with the SEC the Application which will accomplish the objectives described above. NOW, THEREFORE, IT IS RESOLVED, that the filing with the SEC of the Application for exemptive relief for the Fund under Section 6(c) for exemptions from Section 15 of the 1940 Act and from certain disclosure requirements, and of any amendments thereto, to operate in a multi-manager structure as described in the Application, as it may be amended, be and it hereby is, approved; and it is FURTHER RESOLVED, that the appropriate officers of the Trust be, and each hereby is, authorized and directed to take any and all actions necessary or appropriate to carry out the intent and purposes of the foregoing resolution. By: /s/ Tony Kelly John Hadermayer Name: Tony KellyJohn Hadermayer Title: Chief Financial Officer, Chief Accounting Officer, Vice President and Treasurer Date: January 26, 2024 A1- Title: Secretary - Managed Portfolio Series

EXHIBIT A-2

~~AUTHORIZATION OF BONDBLOXX INVESTMENT MANAGEMENT CORPORATION~~

Authorization to File Exemptive Order
Application Relating to the Adviser
Officer's Authorization

~~I, Joanna Gallegos, do~~The undersigned, Brett Barakett, hereby ~~certify~~certifies that ~~I am~~he is the duly ~~appointed Chief Operating Officer of BondBloxx Investment Management Corporation (the "Adviser" or the "Corporation")~~elected Managing Member of Tremblant Advisors LP ("Tremblant"); that, with respect to the attached application for ~~exemptive relief~~exemption from ~~certain~~the provisions of the Investment Company Act of 1940, rules and forms thereunder and any amendments thereto (such application along with any amendments, the "Application"), all actions necessary to authorize the execution and filing of the Application under the ~~Adviser's organizational~~charter documents of Tremblant have been taken; and that ~~I am fully authorized to sign~~the person signing and ~~file~~filing the Application ~~on behalf of the Adviser; and that the Adviser has adopted the following resolution on November 17, 2023, in accordance with its organizational documents:~~by Tremblant is fully authorized to do so.

~~RESOLVED, that the appropriate officers of the Corporation be, and hereby are, authorized to file on behalf of the Corporation an application with the Securities and Exchange Commission for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended ("1940 Act"), exempting BondBloxx ETF Trust ("Trust") and the Corporation from: (i) the provisions of Section 15(a) of the 1940 Act to permit the Corporation, subject to the supervision of the Trust's board of trustees, to appoint new sub- advisers to a Trust series for which the Corporation serves as investment adviser (each a "Sub-Advised Fund") and to make material changes to the sub-advisory agreements with sub-advisers to the Sub-Advised Fund without obtaining shareholder approval of the applicable Sub-Advised Series; and (ii) the disclosures required pursuant to Item 19(a)(3) of Form N-1A, Items 22(c)(1)(ii), 22(c)(1) (iii), 22(c)(8) and 22(c)(9) of Schedule 14A of Schedule 14A, and Sections 6-07(2) (a)-(c) of Regulation S-X relating to sub-adviser compensation.~~

~~BONDBLOXX INVESTMENT MANAGEMENT CORPORATION~~

By: /s/ ~~Joanna Gallegos~~ Brett Barakett

Name: ~~Joanna Gallegos~~Brett Barakett

Title: ~~Chief Operating Officer~~ Managing Member - Tremblant Advisors LP

~~Date: January 26, 2024~~

~~A2-1~~

21

EXHIBIT B-1

MANAGED PORTFOLIO SERIES

VERIFICATION ~~OF BONDBLOXX ETF TRUST~~PURSUANT TO RULE 0-2(d)

The undersigned states he has duly executed the attached Application ~~dated January 26, 2024~~ for an ~~order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended ("1940 Act"),~~ Exemptive Order dated [ ], 2024 for and on behalf of ~~BondBloxx ETF Trust (the "Trust");~~Managed Portfolio Series; that ~~he~~Brian Wiedmeyer is ~~Chief Financial Officer, Chief Accounting Officer, Vice~~ the President and ~~Treasurer of the Trust and is authorized to sign the Application on behalf of the~~Principal Executive Order of such trust; and that all action by shareholders, trustees and ~~the Trust's Board of Trustees~~other bodies necessary to authorize the undersigned to execute and file ~~the application~~such instrument has been taken. The undersigned further ~~states~~says that he is familiar with ~~the Application~~such instrument, and the contents thereof, and that the facts therein set forth are true to the best of his knowledge, information~~,~~ and belief.

~~BONDBLOXX ETF TRUST~~

By: /s/ ~~Tony Kelly~~ Brian Wiedmeyer

Name: ~~Tony Kelly~~Brian Wiedmeyer

Title: ~~Chief Financial Officer, Chief Accounting Officer,~~

~~Vice President and Treasurer~~President and Principal

Executive Officer

~~Date: January 26, 2024~~

~~B1-1~~

22

23 EXHIBIT B-2 TREMBLANT ADVISORS LP VERIFICATION OF BONDBLOXX INVESTMENT MANAGEMENT CORPORATION PURSUANT TO RULE 0-2(d) The undersigned states that shehe has duly executed the attached Application for an Exemptive Order dated January 26, 2024 for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of BondBloxx Investment Management Corporation[ ], 2024, for and on behalf of Tremblant Advisors LP; that she is Chief Operating Officer of BondBloxx Investment Management Corporation and is authorized to sign the application on behalf of BondBloxx Investment Management CorporationBrett Barakett is an Officer of such company; and that all action by the officers, directors and other personsbodies necessary to authorize the undersigned to execute and file the applicationsuch instrument has been taken. The undersigned further statessays that shehe is familiar with the applicationsuch instrument, and the contents thereof, and that the facts therein set forth are true to the best of herhis knowledge, information, and belief. BONDBLOXX INVESTMENT MANAGEMENT CORPORATION TREMBLANT ADVISORS LP By: /s/ Joanna Gallegos Brett Barakett Name: Joanna GallegosBrett Barakett Title: Chief Operating Officer Managing Member Date: January 26, 2024 B2-1